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Corporate Contact:                                 Investor Relations:
Raj Matthew                                        Lynn Barringer
Asante Technologies, Inc.                          Asante Technologies, Inc.
Phone:   408-435-8401 Ext. 304                     Phone:  408-435-8401 Ext.310
Fax:     408-432-1429                              Fax:     408-432-1429
Email:   ir@asante.com                             Email:   lynn@asante.com

                      Asante Technologies Names Wilson Wong
                 Chairman, President and Chief Executive Officer

SAN JOSE, Calif.--(BUSINESS WIRE)--December 28, 1998--Asante Technologies Inc. (NASDAQ:ASNT ) today announced that Wilson Wong has been appointed as Chairman, President and Chief Executive Officer, effective January 1, 1999. Jeff Lin, Asante's previous Chairman and CEO, will continue to serve on the Board of Directors of Asante.

Wong, 51, a founder of Asante, has served as a Director of the Company since its inception. He was the architect of the Company's business and product strategy when Asante was formed in 1988 and under his leadership the Company quickly became a major provider of Ethernet networking solutions for the Apple Macintosh market.

From 1988 to 1993, Wong served as the Company's President and Chief Executive Officer, and from 1993 to 1994, as Vice President and General Manager for the Company's Client Access products. In September 1998, Wong re-joined Asante's management team to take charge of all R&D and engineering of the Company's next generation products designed to target the SOHO, education and pre-press markets.

"Asante is committed to taking its core strengths into growing markets, particularly the Internet and to LAN users in homes and small offices. Wilson's technical expertise in network product design and experience in low-cost manufacturing will be significant assets," said Lin. "I'm pleased that he's decided to provide the leadership once again to the company he co-founded with me and I'm optimistic that the future holds great opportunity for Asante."

"I'm very confident that the next generation of the Asante family of products to be released in fiscal Q2 and Q3 of 1999 and the experienced management team currently in place will provide the elements for future growth and profitability," said Wong. "I'm delighted to have this opportunity to lead Asante to the next plateau and achieve its potential in the years ahead."

Lin plans to return to Taiwan and contribute to the electronics industry there, and has agreed to be President of Lite-On Communications Corporation, the internetworking company of Lite-On Group, a $2 billion manufacturing conglomerate headquartered in Taiwan. Lite-On Group is a global leader in PC peripherals and discrete semiconductors, and one of Asante's OEM suppliers in Asia.


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Prior to founding Asante,  Wong held  engineering and management  positions at a
number   of   technology   companies   including   Sperry   Univac,   Sytek  and
Ungermann-Bass.  He has a Master's  Degree in  Electrical  Engineering  from the
University   of  Southern   California   and  a  Master's   Degree  in  Business
Administration from the University of Santa Clara. Wong also holds five patents in computer and network design.

About Asante:

Headquartered in San Jose, California, Asante Technologies Inc. is widely recognized as a leader in providing multi-platform, high-performance LAN networking and Internet solutions for the SOHO, education and pre-press markets. The company's Ethernet and Fast Ethernet products include switches, hubs and adapter cards, as well as network management and network acceleration software. Asante's products are sold through an international network of distributors, value-added resellers (VARs), system integrators and retail channels. Asante's headquarters are located at 821. Fox Lane, San Jose, CA 95131; Telephone:
800-662-9686. Asante's World Wide Web address is:
www.asante.com.

                                     * * * *

This press release  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results, including those risks set forth under the caption "Business Risks" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the company's Annual Report on Form 10-K for the year ended December 28, 1998, and other reports filed from time to time with the Securities and Exchange Commission. Such risks include uncertainties associated with the company's ability to attract and retain qualified personnel, competition and technological change. Readers should carefully review the risk factors described in such reports and other filings made by the company from time to time with the Securities and Exchange Commission.